Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release

Axalta Releases Second Quarter 2017 Results

Second Quarter 2017 Highlights:

•	Net sales of $1.1 billion, up 2.3% as-reported and 3.8% on a constant currency basis

•	Net loss and Adjusted EBITDA impacted by weaker average pricing and mix, partly offset by acquisition contribution

•	Second half focus includes increased pricing to offset raw material inflation and enhanced productivity actions

•	Closed three acquisitions expected to add over five percent to consolidated annualized net sales
PHILADELPHIA, PA, August 3, 2017 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the second quarter ended June 30, 2017.
Second Quarter Consolidated Financial Results
Net sales of $1,088.5 million for the second quarter of 2017 increased 2.3%, including 1.5% in unfavorable foreign currency translation impact. Constant currency net sales increased 3.8% in the period, driven by 6.5% in acquisition contribution, partly offset by 0.3% lower volumes and 2.4% lower average selling prices. Slightly lower organic net sales were driven by impacts in Latin America, North America, and EMEA, while Asia Pacific continued to show growth.
Net loss attributable to Axalta was $20.8 million for the second quarter of 2017 compared with net income attributable to Axalta of $50.7 million in Q2 2016. The decrease was primarily driven by losses resulting from the deconsolidation of our Venezuelan operations as well as financing charges related to our Term Loan refinancing during the quarter. Adjusted net income of $75.4 million for the second quarter of 2017 decreased from $83.7 million in Q2 2016.
The deconsolidation of our Venezuelan operations came as a result of a lack of exchangeability between the Venezuelan bolivar and the U.S. dollar coupled with our financial outlook for the foreseeable future. This lack of exchangeability restricted our Venezuelan subsidiary's ability to pay dividends or settle intercompany obligations, which limited our ability to realize the benefits of our Venezuelan operations. In accordance with the applicable accounting guidance, we have deconsolidated our Venezuela operations and will account for our investment at cost going forward. Our cost investment is now valued at $0 at June 30, 2017 which has resulted in a pre-tax charge of $70.9 million for the three months ended June 30, 2017. We will no longer report the consolidated results of our Venezuelan operations.
Adjusted EBITDA of $227.2 million for the second quarter compared with $251.1 million in Q2 2016. This result was led by the impact of lower average pricing, and also included slightly lower volume driven by Latin America and EMEA, modest variable cost pressure and negative foreign currency translation. These factors were offset in part by savings from our operating improvement initiatives.
“Axalta continued to grow the business overall in the second quarter with net sales up 3.8% on a constant currency basis, including closing several notable acquisitions and posting organic growth in key areas of the business as planned,” said Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer. “Both the Industrial and Commercial Vehicle end-markets saw solid mid-single digit organic growth through new account penetration and recovering underlying demand in key regions. Still, our overall net sales and Adjusted EBITDA results were impacted by softness this quarter, particularly in April, due to a mix of specific customer demand, some light vehicle pricing concessions and uneven demand by region in several of our end-markets,” Mr. Shaver said.
“We have assessed our performance and believe Axalta remains on sound footing to achieve our longer-term strategic and financial goals in spite of some shortfalls in the period, and we are making adjustments with the objective of better performance in the remainder of 2017,” Mr. Shaver added. “Key steps are being taken moving forward to implement price increases to offset key input inflation and accelerate cost actions to help deliver our revised 2017 profit outlook.”

“We are encouraged that the broader demand outlook remains stable across our businesses. We see supportive end-market conditions in Refinish, stable overall automotive production for Light Vehicle in spite of some expected pullback in North America this year, and recovering conditions across Commercial Vehicle markets. Our focus remains squarely on managing our customer exposure and adding new accounts, working to offset cost inflation pressures while executing on Axalta Way productivity, and continuing to integrate our recently closed acquisitions. We believe we are set up to show stronger performance from the combination of these efforts in the second half of the year,” Mr. Shaver noted.
Performance Coatings Results
Performance Coatings net sales were $662.9 million in Q2 2017, an increase of 5.1% year-over-year including a 1.8% unfavorable foreign currency translation impact. Constant currency net sales increased 6.9%, driven by a 10.0% acquisition contribution, offset by a 1.9% decrease in volumes, 1.2% lower average selling prices and 1.8% unfavorable foreign currency translation impact.
Net sales in our Refinish end-market decreased 5.8% in Q2 2017 (decreased 4.3% excluding foreign currency translation), led by the impact of lower volumes from Latin America and EMEA as well as pricing pressure from selling channel consolidation in North America. Industrial end-market net sales increased 31.9% in the second quarter (increased 34.4% excluding foreign currency translation and mid-single digits before acquisition contribution).
The Performance Coatings segment generated Adjusted EBITDA of $146.8 million in the second quarter, a 5.8% year-over-year decrease. Negative impact from organic volumes and pricing, coupled with headwinds from variable costs particularly in certain Industrial end-markets, and modest foreign exchange impacts, were partially offset by acquisition volume contribution. Segment Adjusted EBITDA margin of 22.1% in Q2 2017 reflected a 260 basis point decrease compared to the corresponding prior year quarter.
Transportation Coatings Results
The Transportation Coatings segment produced net sales of $425.6 million in the second quarter, a decrease of 1.7% versus second quarter 2016. Constant currency net sales were down 0.7% year-over-year, driven by a 2.0% increase in volumes and 1.4% acquisition contribution, offset by a 1.0% unfavorable foreign currency translation impact and by 4.1% lower average selling prices.
Light Vehicle net sales decreased 2.9% year-over-year (decreased 2.1% excluding foreign currency translation and including low single digit acquisition contribution), with modest growth in most regions offset by pricing concessions across all regions and weaker net sales from EMEA this quarter due to Axalta’s specific customer mix in the region. Commercial Vehicle net sales increased 3.0% versus last year (increased 4.3% excluding foreign currency translation), driven by stabilized heavy truck production in North America as well as more stable demand from non-truck customers served.
The Transportation Coatings segment generated Adjusted EBITDA of $80.4 million in Q2 2017, a decrease of 15.6% compared to the second quarter of 2016, with positive organic volume contribution offset by negative impact from lower selling prices at targeted Light Vehicle customers and moderate ongoing operating expense increases to support planned growth. Segment Adjusted EBITDA margin of 18.9% in Q2 2017 compared with 22.0% in the prior year quarter.
Balance Sheet and Cash Flow Highlights
We ended the quarter with cash and cash equivalents of $482.1 million. Our net debt was $3.4 billion as of June 30, 2017. This compared to $2.9 billion as of the end of the first quarter, with incremental borrowings of approximately $460 million in USD Term Loans used to fund the three acquisitions that closed in the second quarter. In connection with the incremental Term Loan borrowings, we also refinanced the existing USD Term Loans, with resulting annualized savings of approximately $7.7 million on the new borrowing cost of LIBOR plus 200 basis points, a 50 basis point improvement while also extending maturities.
Second quarter operating cash flow was $98.8 million versus $199.3 million in the corresponding quarter of 2016, reflecting higher working capital use due mainly to timing within the quarter. Free cash flow, calculated as operating cash flow less capital expenditures, totaled $73.7 million based on capital expenditures of $25.1 million.

2017 Guidance Update
“In spite of uneven demand and some pricing concessions with certain customers during second quarter, we are working actively to address sources of pressure and deliver strong financial results. As some shortfalls in second quarter are not expected to be recovered, we are adjusting our financial guidance outlook, which also incorporates some benefit from our recent acquisitions,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “Our existing business restructuring initiatives have been coupled with incremental pricing and cost actions to adjust for changes in certain customer requirements over the last quarter. We are encouraged that the business climate remains generally stable and believe that broadly supportive end-customer demand, together with our specific actions, will help us to deliver our revised full year targets.”
We are updating our outlook for the full year 2017 as follows, inclusive of the recently closed acquisitions:

•	Net sales growth of 7-8% as-reported; 8-9% ex-FX, including acquisition contribution of 6-7%

•	Adjusted EBITDA of $940-970 million

•	Interest expense of ~$150 million

•	Income tax rate, as adjusted, of 22-24%

•	Free cash flow of $440-480 million

•	Capital expenditures of ~$130 million

•	Depreciation and amortization of ~$350 million

•	Diluted shares outstanding of 246-249 million
2016 Adoption of Share-based Compensation Expense Accounting Standard
During the three months ended December 31, 2016, Axalta adopted ASU 2016-09, which addresses, among other items, the accounting for income taxes, calculations on diluted weighted average shares outstanding, and cash flow presentation relating to share-based compensation. The adoption resulted in the recasting of previously issued quarterly financial statements, including an increase to net income attributable to Axalta by $3.2 million and $4.4 million for the three and six months ended June 30, 2016. The impact of adoption also increased Axalta's dilutive shares by 1.9 million and 1.8 million shares for the three and six months ended June 30, 2016.
Revision of Prior Year Financial Statements
During the three months ended June 30, 2017, as part of Axalta’s efforts to analyze the impact of the 2018 U.S. GAAP accounting adoption of the new Revenue Recognition standard, Axalta identified and corrected errors that affected previously-issued consolidated financial statements. Axalta determined that these corrections were immaterial to the previously-issued financial statements; however, given the significance of the cumulative adjustments on the financial results for the three and six months ended June 30, 2017, we have revised certain amounts in the condensed consolidated financial statements, as discussed further below.
Axalta recognizes revenue from the sale of products to its customers when risk of loss and ownership of the product transfers to the customer.  Ownership transfers either upon shipment of the product or when the product is delivered to the customer. In regards to Axalta’s Refinish end-market, risk of loss passes upon the sale to its distribution customers.  Subsequent to the sale to distribution customers, when distribution customers sell the products to collision repair body shops, additional rebates or further pricing concessions can be given. Axalta previously recorded these additional rebates and pricing concessions at the time of sale from the distributor to the collision repair body shops. Axalta has concluded those rebates and pricing concessions should have been estimated and recorded as a reduction to net sales upon the sale to our distribution customers.

Axalta has corrected the errors in the timing of revenue recognition by estimating those additional rebates and pricing concessions at the time of sale to distribution customers and reducing net sales by $1.5 million ($1.0 million after tax) and increasing net sales by $0.1 million ($0.0 million after tax) for the three and six months ended June 30, 2016, respectively. The cumulative impacts on the condensed consolidated balance sheet at December 31, 2016 were increases of $22.4 million, $3.1 million, $8.3 million and $11.0 million to other accrued liabilities, goodwill, other assets and accumulated deficit, respectively. These corrections did not have a material impact on the 2017 condensed consolidated financial statements.
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its second quarter 2017 financial results on Thursday, August 3rd, at 8:00 a.m. ET. The U.S. dial-in phone number for the conference call is 877-300-8521 and the international dial-in number is +1-412-317-6026. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate in the conference call, a replay will be available through August 10, 2017. The U.S. replay dial-in phone number is 844-512-2921 and the international replay dial-in number is +1-412-317-6671. The replay passcode is 10110895.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to the impact of our acquisitions as well as our 2017 full year outlook, including net sales growth, Adjusted EBITDA, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization, and diluted shares outstanding. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA consists of EBITDA adjusted for (i) non-cash items included within net income, (ii) items Axalta does not believe are indicative of ongoing operating performance or (iii) nonrecurring or infrequent items that Axalta believes are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of Net Income attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted Net Income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBITDA, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 13,600 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$1,088.5	$1,063.6	$2,096.3	$2,020.8
Other revenue	6.1	7.0	12.0	13.0
Total revenue	1,094.6	1,070.6	2,108.3	2,033.8
Cost of goods sold	690.0	649.0	1,331.1	1,255.4
Selling, general and administrative expenses	246.1	237.7	471.4	456.8
Venezuela deconsolidation charge	70.9	—	70.9	—
Research and development expenses	16.4	14.1	32.0	26.7
Amortization of acquired intangibles	23.8	20.3	45.5	40.5
Income from operations	47.4	149.5	157.4	254.4
Interest expense, net	35.6	47.8	71.4	97.9
Other expense, net	21.2	32.8	19.6	40.8
Income (loss) before income taxes	(9.4)	68.9	66.4	115.7
Provision for income taxes	9.5	16.6	19.4	30.6
Net income (loss)	(18.9)	52.3	47.0	85.1
Less: Net income attributable to noncontrolling interests	1.9	1.6	3.7	2.5
Net income (loss) attributable to controlling interests	$(20.8)	$50.7	$43.3	$82.6
Basic net income (loss) per share	$(0.09)	$0.21	$0.18	$0.35
Diluted net income (loss) per share	$(0.09)	$0.21	$0.18	$0.34
Basic weighted average shares outstanding	240.9	237.7	240.4	237.4
Diluted weighted average shares outstanding	240.9	244.3	246.5	243.8

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$482.1	$535.4
Restricted cash	2.9	2.7
Accounts and notes receivable, net	961.4	801.9
Inventories	580.1	529.7
Prepaid expenses and other	68.5	50.3
Total current assets	2,095.0	1,920.0
Property, plant and equipment, net	1,370.7	1,315.7
Goodwill	1,219.3	964.1
Identifiable intangibles, net	1,436.5	1,130.3
Other assets	535.6	536.1
Total assets	$6,657.1	$5,866.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$489.9	$474.2
Current portion of borrowings	35.5	27.9
Other accrued liabilities	456.2	440.0
Total current liabilities	981.6	942.1
Long-term borrowings	3,823.4	3,236.0
Accrued pensions	262.9	249.1
Deferred income taxes	164.5	160.2
Other liabilities	33.2	32.2
Total liabilities	5,265.6	4,619.6
Commitments and contingencies
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 243.0 and 240.5 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	241.5	239.3
Capital in excess of par	1,326.3	1,294.3
Accumulated deficit	(14.8)	(58.1)
Treasury shares, at cost	(8.3)	—
Accumulated other comprehensive loss	(278.5)	(350.4)
Total Axalta shareholders’ equity	1,266.2	1,125.1
Noncontrolling interests	125.3	121.5
Total shareholders’ equity	1,391.5	1,246.6
Total liabilities and shareholders’ equity	$6,657.1	$5,866.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended June 30,
	2017	2016
Operating activities:
Net income	$47.0	$85.1
Adjustment to reconcile net income to cash used for operating activities:
Depreciation and amortization	167.3	154.6
Amortization of deferred financing costs and original issue discount	4.2	10.1
Debt extinguishment and refinancing related costs	12.4	2.3
Deferred income taxes	(12.9)	(7.2)
Realized and unrealized foreign exchange (gains) losses, net	(2.4)	26.0
Stock-based compensation	21.3	21.6
Asset impairments	3.2	10.5
Loss on deconsolidation of Venezuela	70.9	—
Other non-cash, net	2.8	(2.9)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(128.9)	(89.7)
Inventories	(5.1)	13.4
Prepaid expenses and other	(60.9)	(20.2)
Accounts payable	(6.3)	4.0
Other accrued liabilities	(13.4)	(15.2)
Other liabilities	(5.1)	(6.4)
Cash provided by operating activities	94.1	186.0
Investing activities:
Business acquisitions	(533.3)	—
Purchase of property, plant and equipment	(57.4)	(64.8)
Reduction of cash due to Venezuela deconsolidation	(4.3)	—
Other investing activities	(0.3)	(2.4)
Cash used for investing activities	(595.3)	(67.2)
Financing activities:
Proceeds from long term borrowings	456.4	—
Payments on short-term borrowings	(4.4)	(5.5)
Payments on long-term borrowings	(6.1)	(113.7)
Financing-related costs	(8.9)	—
Dividends paid to noncontrolling interests	(0.9)	(1.5)
Purchase of treasury stock	(8.3)	—
Proceeds from option exercises	12.9	5.9
Deferred acquisition-related consideration	(3.4)	—
Other financing activities	—	(0.2)
Cash provided by (used for) financing activities	437.3	(115.0)
Increase (decrease) in cash	(63.9)	3.8
Effect of exchange rate changes on cash	10.8	(8.3)
Cash at beginning of period	538.1	487.7
Cash at end of period	$485.0	$483.2

Cash at end of period reconciliation:
Cash and cash equivalents	$482.1	$480.1
Restricted cash	$2.9	$3.1
Cash at end of period	$485.0	$483.2

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$(18.9)	$52.3	$47.0	$85.1
Interest expense, net	35.6	47.8	71.4	97.9
Provision for income taxes	9.5	16.6	19.4	30.6
Depreciation and amortization	84.9	78.6	167.3	154.6
EBITDA	111.1	195.3	305.1	368.2
Debt extinguishment and refinancing related costs (a)	12.4	2.3	12.4	2.3
Foreign exchange remeasurement losses (b)	6.0	18.0	4.8	25.5
Long-term employee benefit plan adjustments (c)	0.1	0.7	0.5	1.3
Termination benefits and other employee related costs (d)	—	7.0	0.8	8.9
Consulting and advisory fees (e)	—	2.6	(0.1)	5.6
Transition-related costs (f)	3.9	—	3.9	—
Offering and transactional costs (g)	6.6	1.4	5.6	1.4
Stock-based compensation (h)	10.9	11.4	21.3	21.6
Other adjustments (i)	2.6	1.9	2.8	3.7
Dividends in respect of noncontrolling interest (j)	(0.5)	—	(0.9)	(1.5)
Deconsolidation impacts and impairments (k)	74.1	10.5	74.1	10.5
Adjusted EBITDA	$227.2	$251.1	$430.3	$447.5

(a)
In April 2016, we prepaid $100.0 million of the outstanding principal on the 2020 Dollar Term Loans and recorded a non-cash loss on extinguishment of $2.3 million for the three and six months ended June 30, 2016.  In connection with the refinancing of our Dollar Term Loans during the three and six months ended June 30, 2017, we recorded losses of $12.4 million. We do not consider these to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of impacts associated with our foreign currency instruments used to hedge our balance sheet exposures. Exchange effects attributable to the remeasurement of our Venezuelan subsidiary represented losses of $0.3 million and $1.8 million for the three and six months ended June 30, 2017, respectively, and losses of $15.6 million and $22.7 million for the three and six months ended June 30, 2016, respectively.

(c)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(d)
Represents expenses primarily related to employee termination benefits and other employee-related costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)	Represents fees paid to consultants for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(f)
Represents integration costs related to the acquisition of the Industrial Wood business that was a carve-out business from Valspar. These amounts are not considered indicative of our ongoing operating performance.

(g)
Represents acquisition-related expenses, including changes in the fair value of contingent consideration, as well as costs associated with the 2016 secondary offerings of our common shares by Carlyle, both of which are not considered indicative of our ongoing operating performance.

(h)	Represents non-cash costs associated with stock-based compensation.

(i)
Represents costs for certain non-operational or non-cash (gains) and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including equity investee dividends, indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, losses (gains) on the remaining foreign currency derivative instruments and non-cash fair value inventory adjustments associated with our business combinations.

(j)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of the entities on Axalta's financial statements.

(k)
In conjunction with the deconsolidation of our Venezuelan subsidiary during the three and six months ended June 30, 2017, we recorded a loss on deconsolidation of $70.9 million. During the three and six months ended June 30, 2017 and 2016, we recorded non-cash impairment charges related to a manufacturing facility previously announced for closure of $3.2 million and to a real estate investment of $10.5 million, respectively. We do not consider these to be indicative of our ongoing operating performance.

The following table reconciles net income (loss) to adjusted net income for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$(18.9)	$52.3	$47.0	$85.1
Less: Net income attributable to noncontrolling interests	1.9	1.6	3.7	2.5
Net income (loss) attributable to controlling interests	(20.8)	50.7	43.3	82.6
Debt extinguishment and refinancing related costs (a)	12.4	2.3	12.4	2.3
Foreign exchange remeasurement losses (b)	6.0	18.0	4.8	25.5
Termination benefits and other employee related costs (c)	—	7.0	0.8	8.9
Consulting and advisory fees (d)	—	2.6	(0.1)	5.6
Transition-related costs (e)	3.9	—	3.9	—
Offering and transactional costs (f)	6.6	1.4	5.6	1.4
Deconsolidation impacts and impairments (g)	76.7	10.5	78.9	10.5
Other (h)	2.6	—	2.6	—
Total adjustments	108.2	41.8	108.9	54.2
Income tax impacts (i)	12.0	8.8	13.7	9.1
Adjusted net income	75.4	83.7	138.5	127.7
Diluted adjusted net income per share	$0.31	$0.34	$0.56	$0.52
Diluted weighted average shares outstanding (1)	246.8	244.3	246.5	243.8
(1) For the three months ended June 30, 2017, represents what diluted shares would have been compared to the 240.9 million diluted shares, as reported, if the period had been in a net income position versus the reported loss.

(a)
In April 2016, we prepaid $100.0 million of the outstanding principal on the 2020 Dollar Term Loans and recorded a non-cash loss on extinguishment of $2.3 million for the three and six months ended June 30, 2016.  In connection with the refinancing of our Dollar Term Loans during the three and six months ended June 30, 2017, we recorded losses of $12.4 million. We do not consider these to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of impacts associated with our foreign currency instruments used to hedge our balance sheet exposures. Exchange effects attributable to the remeasurement of our Venezuelan subsidiary represented losses of $0.3 million and $1.8 million for the three and six months ended June 30, 2017, respectively, and losses of $15.6 million and $22.7 million for the three and six months ended June 30, 2016, respectively.

(c)
Represents expenses primarily related to employee termination benefits and other employee-related costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(d)	Represents fees paid to consultants for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)
Represents integration costs related to the acquisition of the Industrial Wood business that was a carve-out business from Valspar. These amounts are not considered indicative of our ongoing operating performance.

(f)
Represents acquisition-related expenses, including changes in the fair value of contingent consideration, as well as costs associated with the 2016 secondary offerings of our common shares by Carlyle, both of which are not considered indicative of our ongoing operating performance.

(g)
In conjunction with the deconsolidation of our Venezuelan subsidiary during the three and six months ended June 30, 2017, we recorded a loss on deconsolidation of $70.9 million. During the three and six months ended June 30, 2016, we recorded non-cash impairment charges relating to a real estate investment of $10.5 million. During the three and six months ended June 30, 2017, we recorded non-cash impairment charges related to a manufacturing facility previously announced for closure of $3.2 million and an abandoned in-process research and development asset of $0.5 million. In connection with the manufacturing facilities announced for closure, we recorded accelerated depreciation of $2.1 million and $4.3 million for the three and six months ended June 30, 2017. We do not consider these to be indicative of our ongoing operating performance.

(h)	Represents costs for non-cash fair value inventory adjustments associated with our business combinations, which we do not consider indicative of ongoing operations.

(i)
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, there were no discrete items removed from our income tax expense for the three and six months ended June 30, 2017 and the three months ended June 30, 2016. Our income tax expense includes the removal of $1.0 million for the six months ended June 30, 2016.